Exhibit 99.1


                CAPITAL ALLIANCE INCOME TRUST RECEIVES LETTER OF
             NONCOMPLIANCE WITH AMEX CONTINUED LISTING REQUIREMENTS


SAN FRANCISCO - (BUSINESS WIRE) - August 29, 2007 - Capital Alliance Income Trust ("CAIT") (AMEX:CAA-News) a real estate investment trust ("REIT"), has received a Warning Letter from the American Stock Exchange ("Exchange") of non-compliance with the Exchange's continued listing requirements. The previously reported resignation of a CAIT independent director has reduced the number of independent directors on CAIT's Board of Directors to one less than the Exchange's requirement. Section 121 (B) (2) (c) of the Exchange's listing qualifications requires that CAIT maintain a Board of Directors of at least 50% independent directors.

President and Chief Executive Officer, Richard Wrensen noted "CAIT is committed to the best practices of corporate governance. Prior to receiving the Exchange's correspondence, the Board of Directors had asked the Nominating Committee to expedite the nomination of an outstanding candidate. Our responsiveness will demonstrate CAIT's commitment to proper corporate governance". The Exchange has allowed CAIT until November 21, 2007 to satisfy its independent director requirement. CAIT expects to announce the appointment of an independent director prior to November 21, 2007.

About Capital Alliance Income Trust

CAIT is a specialty lender, organized as a REIT, which has primarily invested in high yielding mortgage loans located in California. Historically, only residential loans with a combined loan-to-value of 75% or less are accepted for CAIT's mortgage investment portfolio. CAIT is examining strategic changes to its investment business model and investment policies to restore profitability and enhance shareholder value.


Forward Looking Statements

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:    Capital Alliance Income Trust
            Gregory Bronshvag, Vice President and Secretary
            415-288-9595           gbronshvag@caitreit.com
            www.caitreit.com